QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

        [LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP]

                      June 19, 2003

Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178-2428

Carnival Corporation
Carnival plc
P&O Princess Cruises International Limited
 Registration Statement on Form S-3/F-3

Ladies and Gentlemen:

        We have acted as United States federal income tax counsel for Carnival Corporation, a Panama corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, (the "Securities Act") of (i) the resale by selling securityholders named in the Registration Statement on Form S-3/F-3 (the "Registration Statement") of (A) up to $889,000,000 aggregate principal amount of the Company's Senior Convertible Debentures due 2033 (the "Debentures"), (B) up to 20,896,657 shares of the Company's common stock, par value $0.01 per share, and (C) up to 20,896,657 trust shares of beneficial interest in the P&O Princess Cruises International Limited Special Voting Trust ("Trust Shares"), a trust established under the laws of the Cayman Islands, which Trust Shares are paired with the shares of Company common stock on a one-for-one basis and represent a beneficial interest in a special voting share of Carnival plc, a public limited company incorporated under the laws of England and Wales in July 2000 as P&O Princess Cruises plc ("Carnival plc"); (iv) a guarantee by Carnival plc of the Company's contractual monetary obligations under the Debentures pursuant to the Carnival plc Deed of Guarantee between the Company and Carnival plc, dated as of April 17, 2003; and (v) a guarantee by P&O Princess Cruises International Limited, a private company limited by shares incorporated under the laws of England and Wales ("POPCIL") of the Company's indebtedness and related obligations under the Debentures pursuant to the P&O Princess Cruises International Limited Deed of Guarantee among the Company Corporation, Carnival plc and POPCIL, dated as of June 19, 2003.

        We are rendering this opinion in connection with the Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

        In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents; (ii) the accuracy of copies and the genuineness of signatures; (iii) that each such agreement represents the valid and binding obligation of the respective parties thereto, is enforceable in accordance with its respective terms and represents the entire agreement between the parties with respect to the subject matter thereof; (iv) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein; and (v) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

        The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, proposed, temporary and final Treasury Regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could materially affect the continuing validity of the opinion set forth below.

        The opinion set forth herein has no binding effect on the United States Internal Revenue Service (the "IRS") or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

        We hereby confirm that the discussion of United States federal income tax matters set forth under the caption "Certain Panamanian and U.S. Federal Income Tax Consequences" in the Registration Statement is our opinion. While this description discusses the material anticipated United States federal income tax consequences applicable to particular holders, it does not purport to discuss all United States federal income tax consequences that may be applicable to a holder and is limited to those United States federal income tax consequences specifically discussed therein and subject to the qualifications set forth therein.

        In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

        Furthermore, in rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

        We are furnishing this letter in our capacity as United States federal income tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The issuance of such a consent does not concede that we are an "expert" for purposes of the Securities Act.

        Very truly yours,

        /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
        PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

QuickLinks

  Exhibit 8.1